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                                                                    EXHIBIT 23.3

The Board of Directors
Alternative Living Services, Inc.:

We consent to the use of our report dated February 21, 1997, incorporated herein by reference, with respect to the consolidated financial statements of Alternative Living Services, Inc., and subsidiaries as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996 which report is incorporated by reference in the December 31, 1996, annual report on Form 10-K (as amended as of May 12, 1997) of Alternative Living Services, Inc.

We consent to the reference included herein to our firm under the heading "Experts".





KPMG Peat Marwick LLP

Chicago, Illinois
November 5, 1997